UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
Hicks Acquisition Company I, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SUPPLEMENT

HICKS ACQUISITION COMPANY I, INC.
100 Crescent Court, Suite 1200
Dallas, Texas 75201
September 22, 2009
To Our Stockholders and Public Warrantholders:
     On or about September 15, 2009, Hicks Acquisition Company, Inc, a Delaware corporation (“HACI”), began mailing to you a definitive proxy statement, dated September 14, 2009 (the “Proxy Statement”), regarding a special meeting of HACI’s stockholders and HACI Public Warrantholders (defined below) which is to be held at 10:00 A.M and 10:30 A.M, respectively, Central Daylight time, on September 24, 2009, at the offices of Akin Gump Strauss Hauer & Feld, LLP, 1700 Pacific Avenue, 39th Floor, Dallas, Texas 75201.
          HACI hereby announces that it intends to convene the meetings on September 24, 2009 and then adjourn such meetings without conducting any business until 8:30 A.M and 9:00 A.M, respectively, Central Daylight time on September 25, 2009. This planned adjournment is intended to give HACI Public Warrantholders and HACI stockholders additional time to consider the supplemental materials to the Proxy Statement, which include additional information regarding the adjournment of the meetings, certain share purchase arrangements and prices slightly greater than the conversion price paid or to be paid, limited waiver of a closing condition and reduced Acquisition Consideration, which are provided with this notice, and to vote on the proposals to be considered at the meetings.
     At the special meeting, HACI stockholders will be asked to: (i) elect four directors to serve on HACI’s board of directors; (ii) approve an amendment to HACI’s amended and restated certificate of incorporation (the “Charter”) to provide for its perpetual existence and, in the event HACI fails to consummate the Acquisition (as defined below) by October 5, 2009, to provide that HACI’s corporate existence would terminate on such date; (iii) approve an amendment to the Charter to permit a business combination with an energy company despite the provisions in the Charter prohibiting HACI from consummating such business combination as previously disclosed in the prospectus used to offer and sell HACI units (“HACI units”) in connection with HACI’s initial public offering; and (iv) adopt the Purchase and IPO Reorganization Agreement, dated as of August 2, 2009 and as amended (the “Acquisition Agreement”), and approve the transactions contemplated thereby (collectively, the “Acquisition”), pursuant to which, through a series of transactions, HACI stockholders will acquire a majority of the outstanding common stock of Resolute Energy Corporation (the “Company”), par value $0.0001 per share (the “Company Common Stock”), and the Company will acquire HACI and the business and operations of Seller (the “Acquisition Proposal”).
     At the special meeting, HACI warrantholders owning Public Warrants, as defined below (the “HACI Public Warrantholders”) will be asked to approve an amendment to the warrant agreement that governs all of the warrants of HACI (“HACI warrants”), each of which is exercisable for one share of common stock of HACI, par value $0.0001 per share (“HACI Common Stock”), in order to allow each HACI Public Warrantholder to elect to receive in the Acquisition, for each outstanding HACI warrant that was issued in HACI’s initial public offering (the “Public Warrants”), either (i) the right to receive $0.55 in cash or (ii) a new warrant exercisable for one share of Company Common Stock, subject to adjustment and proration as described in the Proxy Statement (the “Warrant Amendment Proposal”).
If you have already returned a validly executed proxy card, your votes will be recorded unless you submit a subsequent proxy or otherwise revoke your prior proxy prior to the special meeting. If your warrants or shares are held in “street name” you may revoke any prior vote or proxy by following the telephone and/or Internet voting procedures provided to you by your bank or broker until 11:59 P.M. Eastern Daylight time on September 24, 2009.

On behalf of the board of directors, thank you for your continued support.
Sincerely,
Joseph B. Armes
Director, President, Chief Executive Officer and Chief Financial Officer
Hicks Acquisition Company I, Inc.
This supplement is dated September 22, 2009 and is first being mailed to stockholders on or about September 22, 2009.

SUPPLEMENT
TO
PROXY STATEMENT/PROSPECTUS
     The following supplements the proxy statement/prospectus dated September 14, 2009 (the “Proxy Statement/Prospectus”), and should be read in conjunction with the Proxy Statement/Prospectus and its annexes. All page references in the information provided below refer to those page numbers in the Proxy Statement/Prospectus and all capitalized terms used but not defined in this supplement to Proxy Statement/Prospectus (this “Supplement”), shall have the meanings set forth in the Proxy Statement/Prospectus. To the extent information in this Supplement differs from, updates or conflicts with information contained in the Proxy Statement/Prospectus, the information in this Supplement is the more current information.
     The purpose of this Supplement is to provide information regarding the following:
•	Adjournment of the Meetings;

•	Certain Share Purchase Arrangements and Higher Prices to be Paid; and

•	Limited Waiver of Closing Condition; Reduced Acquisition Consideration.
Adjournment of Meetings
     As disclosed in the Proxy Statement/Prospectus, the special meeting of HACI’s stockholders and HACI Public Warrantholders will be held at 10:00 A.M and 10:30 A.M, respectively, Central Daylight time, on September 24, 2009, at the offices of Akin Gump Strauss Hauer & Feld, LLP, 1700 Pacific Avenue, 39th Floor, Dallas, Texas 75201.
     HACI will convene the meetings on September 24, 2009 as previously disclosed, however, it intends to adjourn such meetings without conducting any business until 8:30 A.M and 9:00 A.M, respectively, Central Daylight time on September 25, 2009. This planned adjournment is intended to give HACI Public Warrantholders and HACI stockholders additional time to consider this Supplement and to vote on the proposals to be considered at the meetings.
If you have already returned a validly executed proxy card, your votes will be recorded unless you submit a subsequent proxy or otherwise revoke your prior proxy prior to the special meeting. If your warrants or shares are held in “street name” you may revoke any prior vote or proxy by following the telephone and/or Internet voting procedures provided to you by your bank or broker until 11:59 P.M. Eastern Daylight time on September 24, 2009.
     This Supplement updates the disclosures on pages 11, 30 and 76 of the Proxy Statement/Prospectus and any other applicable section of the Proxy Statement/Prospectus.
Certain Purchase Arrangements and Higher Prices Paid or to be Paid
     As described in the Proxy Statement/Prospectus, HACI, the Initial Stockholders or HACI’s directors officers and their respective affiliates may, or HACI may engage a third party “aggregator” to, negotiate arrangements to provide for the purchase of the Public Shares from holders who indicate their intention to vote against the Acquisition and/or seek conversion or who otherwise wish to sell their Public Shares, and it was disclosed that the maximum cash purchase price that will be offered to the holders of Public Shares by HACI, the Initial Stockholders or HACI’s directors and officers and their respective affiliates, or such third party aggregator for their shares would be the per-share conversion price at the time of the Acquisition.
     As of the date hereof, HACI has negotiated arrangements, and may continue to negotiate arrangements, to provide for the purchase of Public Shares from holders who have indicated their intention to vote against the

Acquisition Proposal and seek conversion. In addition, in certain of these arrangements, the maximum cash purchase price offered to the holders of Public Shares by HACI, the Initial Stockholders or HACI’s directors and officers and their respective affiliates, or such third party aggregator for their shares have been, or may be, slightly higher than the per-share conversion price at the time of the Acquisition (excluding any fees paid to an aggregator). This may result in holders of Public Shares that enter into these arrangements receiving a slightly higher purchase price than a holder that properly seeks conversion of his shares. Entering into such arrangements (and agreeing to vote in favor of the Acquisition) provides HACI with greater certainty that the Acquisition will be consummated.
     This Supplement updates the disclosures in the section entitled “The Acquisition– Actions That May Be Taken To Secure Approval of HACI Stockholders” on pages 123-125 as well as pages 25 and 64 and any other applicable section of the Proxy Statement/Prospectus.
Limited Waiver of Closing Condition; Reduced Acquisition Consideration
     Cash from the trust account will be used to fund the purchase arrangements described above, which is anticipated to deplete the cash that otherwise would have been paid to Aneth. As of the date hereof, Seller has waived the condition to its and its affiliates’ obligation to consummate the transactions contemplated by the Acquisition Agreement that requires HACI to pay Aneth at least $275 million, but only to the extent that the amount actually paid by HACI to Aneth is not less than $240 million.
     As a result, in the event the amount actually paid by HACI to Aneth is $240 million or greater, such condition to its obligation to consummate the transactions contemplated by the Acquisition Agreement will have been satisfied. As required by the Acquisition Agreement, all of the consideration paid by HACI to Aneth will be used to repay part of the Company’s outstanding indebtedness on its First Lien Credit Facility and all of its outstanding indebtedness on its Second Lien Credit Facility; provided, however, that to the extent the amount actually paid by HACI to Aneth is less than the originally contemplated $275 million, the repayment of the part of the Company’s outstanding indebtedness on its First Lien Credit Facility will be reduced, resulting in greater outstanding indebtedness immediately following the consummation of the transactions contemplated by the Acquisition Agreement. At June 30, 2009, the amount outstanding under the First Lien Credit Facility was approximately $193 million.
     This Supplement updates the disclosures in the section entitled “The Acquisition Agreement – Conditions to Closing” on pages 134-36 as well as pages 18-20, 55-57 and 69-70 and any other applicable section of the Proxy Statement/Prospectus.